Leap Reports Fourth Quarter and Full-Year Results

-- Cost management initiatives drive improvements to quarterly adjusted OIBDA and adjusted OIBDA margin

-- Fourth quarter customer results reflect prepaid industry softness and Company's focus on higher-quality smartphones and increased out-the-door device pricing

-- Customer experience initiatives delivering expected churn improvements for Cricket Wireless users

-- Continued management of capital expenditures even with launch of 4G LTE in certain markets

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 11:00 a.m. EST today at http://investor.leapwireless.com.

SAN DIEGO, Feb. 20, 2013 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP) today reported operational and financial results for the fourth quarter and year ended December 31, 2012. Service revenues for the fourth quarter of 2012 decreased 4.0 percent over the prior year quarter to $700.2 million. The Company reported $148.2 million of adjusted operating income before depreciation and amortization (OIBDA) for the fourth quarter, compared to $135.1 million for the prior year quarter. Fourth quarter 2012 operating income was $60.6 million, compared to an operating loss of $3.5 million for the fourth quarter of 2011, and included a net gain of approximately $106 million resulting from an exchange of spectrum licenses.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 419,000 gross customer additions and approximately 337,000 net customer losses for the fourth quarter of 2012. Customer churn for the fourth quarter of 2012 was 4.6 percent.

Approximately 322,000 of the total gross customer additions and approximately 202,000 of the total net customer losses for the fourth quarter of 2012 related to the Company's Cricket Wireless service. Customer churn for Cricket Wireless for the fourth quarter of 2012 was 3.7 percent. Cricket Wireless refers to the Company's traditional, monthly voice service and excludes customers for Cricket Broadband and Cricket PAYGo.™

"The Company's customer results reflect the transition we are driving in our business to offer more full-featured, better-quality devices in order to attract more profitable, longer-lived customers," said S. Douglas Hutcheson, Leap's chief executive officer. "During the fourth quarter, Cricket Wireless gross additions decreased by nearly 50 percent year-over-year due to general softness in the prepaid sector and increased average out-the-door selling price for our full-featured, better-quality devices. Although the changes we made contributed to lower gross additions, we believe that our strategy to manage device subsidies towards more desirable, high-quality handsets is having the desired effect, as we have begun to see improvements to the churn performance for Cricket Wireless. We expect to see further improvements to churn for Cricket Wireless in 2013, driven by our continued focus on improving the customer experience. We also expect to introduce new initiatives to improve new customer activity, including expanded device financing and other programs to help customers purchase the devices and service that meet their needs.

"We also continue to remain focused on improving financial performance. We reported year-over-year ARPU improvement again this quarter driven by fewer retention activities and a larger percentage of our customers using higher-revenue service plans. Total customer acquisition costs for the quarter were also lower year-over-year, with approximately 90% of the increase to fourth quarter CPGA driven by lower gross addition volume in the quarter. These factors and other cost management initiatives enabled us to deliver annual improvements to adjusted OIBDA and adjusted OIBDA margin in the quarter. We also continue to evaluate opportunities to cost-effectively deliver 4G LTE services to additional customers. We have deployed LTE across 21 million POPs and may launch the service over up to an additional 10 million POPs in 2013. In addition, we recently entered into an LTE roaming agreement with a national carrier to supplement our own facilities-based coverage. We also continued to thoughtfully manage our balance sheet and valuable spectrum assets, completing our fourth spectrum exchange transaction with another carrier in certain of our markets. We plan to continue our focus on making smart investments in our business and driving improvements to free cash flow."

Financial Results and Operating Metrics (1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Change	2012	2011	Change
Service revenues	$700.2	$729.5	(4.0)%	$2,947.5	$2,829.3	4.2%
Total revenues	$756.0	$767.4	(1.5)%	$3,142.3	$3,071.1	2.3%
Operating income (loss)	$60.6	$(3.5)	*	$157.8	$(25.4)	*
Adjusted OIBDA	$148.2	$135.1	9.7%	$601.2	$562.6	6.9%
Adjusted OIBDA as a percentage of service revenues	21%	19%	—	20%	20%	—
Net loss	$(73.8)	$(78.7)	(6.2)%	$(187.3)	$(317.7)	(41.0)%
Net loss attributable to common stockholders	$(74.3)	$(84.4)	(12.0)%	$(189.3)	$(314.6)	(39.8)%
Diluted net loss per share attributable to common stockholders	$(0.96)	$(1.10)	(12.7)%	$(2.45)	$(4.11)	(40.4)%
Gross customer additions(2)	418,657	850,386	(50.8)%	2,334,383	2,991,352	(22.0)%
Net customer additions (losses)	(337,035)	178,889	*	(637,229)	415,834	*
End of period customers	5,296,784	5,934,013	(10.7)%	5,296,784	5,934,013	(10.7)%
Weighted-average customers	5,453,288	5,735,799	(4.9)%	5,799,493	5,724,152	1.3%
Churn	4.6%	3.9%	—	4.3%	3.8%	—
End of period covered POPS	~96.2	~95.7	—	~96.2	~95.7	—
Average revenue per user (ARPU)	$42.73	$42.09	1.5%	$42.22	$40.72	3.7%
Cash cost per user (CCU)	$24.38	$22.46	8.5%	$23.98	$22.60	6.1%
Cost per gross addition (CPGA)	$363	$238	52.5%	$286	$228	25.4%
Free cash flow	$(29.4)	$(33.0)	(10.9)%	$(252.0)	$(54.1)	*
Cash purchases of property and equipment	$62.8	$152.4	(58.8)%	$434.4	$441.7	(1.7)%
Unrestricted cash, cash equivalents and short-term investments	$675.0	$751.0	(10.1)%	$675.0	$751.0	(10.1)%

*	Percentage change not meaningful.

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customer Activity

  End-of-period customers for the fourth quarter of 2012 were 5,296,784, a 10.7 percent decrease from end-of-period customers for the fourth quarter of 2011.
  The Company reported a net loss of 337,035 customers for the fourth quarter of 2012, compared to net additions of 178,889 customers for the fourth quarter of 2011.
    Net customer losses reflected discontinued sales of the Company's daily PAYGo product to new customers in October 2012, a narrowing of the Company's focus in national retail to fewer, more productive retailers and locations, and continued de-emphasis of the Company's broadband service.
    Cricket Wireless net customer losses of approximately 202,000 reflected lower gross additions due to general prepaid industry softness and increased average out-the-door selling price for the Company's devices.
  Total Company churn for the fourth quarter of 2012 was 4.6 percent, compared to 3.9 percent for the fourth quarter of 2011, and reflected discontinued sales of the Company's daily PAYGo product to new customers in October 2012 and continued de-emphasis of the Company's broadband service.
    Cricket Wireless churn for the fourth quarter of 2012 was 3.7 percent, compared to 3.5 percent for the comparable period of the prior year.
  59 percent of the Company's new handset sales in the fourth quarter of 2012 were for smartphones and approximately 10 percent of the Company's voice customer base upgraded their handsets during the quarter.

Service Revenues and ARPU

  Service revenues for the fourth quarter of 2012 were $700.2 million, a 4.0 percent decrease over the comparable period of the prior year, primarily due to a lower average number of subscribers due to lower gross additions and the increase in total Company churn described above.
  ARPU for the fourth quarter of 2012 was $42.73, an increase of $0.64 over the comparable period of the prior year.  The year-over-year increase in ARPU primarily reflected fewer retention programs, a reduction in the number of customers for the Company's daily PAYGo product and an improved mix of customers on higher-value service plans.

Adjusted OIBDA, Operating Expenses & Financial Metrics

  Adjusted OIBDA for the fourth quarter of 2012 was $148.2 million, an increase of 9.7 percent over the comparable period of the prior year. The year-over-year increase was primarily driven by improvement in device subsidy and operating costs, partially offset by lower revenues related to net customer losses.
  Fourth quarter 2012 operating income was $60.6 million, compared to an operating loss of $3.5 million for the comparable period of the prior year. The year-over-year improvement in operating income reflected a net gain of approximately $106 million associated with a spectrum transaction completed in the fourth quarter of 2012, offset by approximately $25 million of restructuring costs.
  CCU for the fourth quarter of 2012 increased 8.5 percent over the prior year quarter to $24.38, primarily driven by increased network, reverse logistics and product costs.
  CPGA for the fourth quarter of 2012 increased by 52.5 percent over the prior year quarter to $363, reflecting a reduction in the number of gross customer additions.  Total costs used to calculate CPGA (generally selling and marketing expense and new customer device subsidy) decreased 25.0 percent over the prior year quarter to $152 million, driven primarily by reductions to total device subsidy expense.
  Net loss attributable to common stockholders for the fourth quarter of 2012 was $74.3 million, or ($0.96) per diluted share, compared to a net loss attributable to common stockholders of $84.4 million, or ($1.10) per diluted share, for the fourth quarter of 2011.  The year-over-year improvement was primarily driven by the increase in operating income, offset in part by an increase in income tax expense related to the net gain associated with a spectrum transaction and a loss on extinguishment of debt associated with the refinancing of the Company's 10% senior notes due 2015 with a secured term loan facility.

Capital Expenditures and Free Cash Flow

  Capital expenditures during the fourth quarter of 2012 were $62.8 million.
  Free cash flow for the fourth quarter of 2012 was $(29.4) million, compared to $(33.0) million for the prior year quarter. Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. The improvement to free cash flow was primarily driven by lower capital expenditures, partially offset by a decrease in cash from operations as a result of the decrease in gross customer additions.

Updated Business Outlook

  Total capital expenditures for 2013 are expected to be between $275 million and $325 million, including up to $100 million which may be spent to deploy next-generation LTE network technology.
  The Company is exploring cost-effective ways to deliver LTE services to additional customers, which may include deploying additional facilities-based coverage and entering into possible partnerships or joint ventures with others.
    The Company may elect to cover up to approximately 10 million additional POPs with LTE in 2013 (which is reflected in projected total capital expenditures for 2013 above).
    The Company recently entered into a national LTE roaming agreement.

Other Business & Operational Highlights

  Continued transition to 4G LTE with commercial market launches during 2012 in Las Vegas, Philadelphia, Phoenix, Houston, San Antonio and South Texas. The Company's LTE service now covers approximately 21 million POPs across 11 markets.
  In conjunction with the 4G LTE market launches, introduced the Company's first two 4G handsets: the Samsung Galaxy S® III and the LG Optimus Regard™.
  Introduced the HTC Desire C and the Cricket Groove smartphones and the Samsung Comment™ 2 feature phone.
  Announced several management changes, including the appointments of Jerry Elliott as president and chief operating officer, Perley McBride as executive vice president and chief financial officer, and Anne Liu as senior vice president and chief accounting officer.
  Completed a spectrum exchange transaction with T-Mobile. Leap acquired 10 MHz of additional AWS spectrum in Phoenix, AZ and Houston, Galveston and Bryan-College Station, TX to supplement the spectrum Leap currently operates in those markets, among others. The transactions also included intra-market exchanges in Philadelphia, Wilmington, Atlantic City and various markets in New Mexico and Texas.
  Announced the successful syndication and closing of a $400 million senior secured term loan facility, primarily to refinance the Company's $300 million of 10% senior notes due 2015.

Webcast Information

As previously announced, Leap management will host a live webcast at approximately 11:00 a.m. EST / 8:00 a.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-732-8470 (domestic) or 1-212-231-2901 (international). No participant pass code number is required for this call.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 11:00 a.m. EST/8:00 a.m. PST.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21647043.

About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, free cash flow, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, expected customer activity, future capital expenditures and LTE deployment and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  our ability to successfully implement product and service plan offerings, strengthen our retail distribution and execute effectively on our other strategic activities;
  the impact of competitors' initiatives and our ability to anticipate and respond to such initiatives;
  changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  our ability to meet significant purchase and revenue commitments under agreements we have entered into;
  our ability to refinance our indebtedness under, and comply with the covenants in, any credit agreement, indenture or similar instrument governing our existing indebtedness or any future indebtedness;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;
  our ability to offer customers cost-effective LTE services;
  our ability to obtain and maintain 3G and 4G roaming and wholesale services from other carriers at cost-effective rates;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  our ability to maintain effective internal control over financial reporting; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 8, 2012 and our Annual Report on Form 10-K for the year ended December 31, 2012, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of February 20, 2013, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, Muve First, Muve Headliner, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	December 31, 2012	December 31, 2011
Assets	(Unaudited)
Cash and cash equivalents	$515,550	$345,243
Short-term investments	159,426	405,801
Inventories	121,601	116,957
Deferred charges	60,963	57,979
Other current assets	139,242	134,457
Total current assets	996,782	1,060,437
Property and equipment, net	1,762,090	1,957,374
Wireless licenses	1,947,333	1,788,970
Assets held for sale	136,222	204,256
Goodwill	31,886	31,886
Intangible assets, net	24,663	41,477
Other assets	68,284	68,290
Total assets	$4,967,260	$5,152,690
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$396,110	$460,278
Current maturities of long-term debt	4,000	21,911
Other current liabilities	216,880	263,740
Total current liabilities	616,990	745,929
Long-term debt, net	3,298,463	3,198,749
Deferred tax liabilities	385,111	333,804
Other long-term liabilities	169,047	164,983
Total liabilities	4,469,611	4,443,465
Redeemable non-controlling interests	64,517	95,910
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,194,750 and 78,924,049 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	8	8
Additional paid-in capital	2,182,503	2,175,436
Accumulated deficit	(1,748,694)	(1,561,417)
Accumulated other comprehensive loss	(685)	(712)
Total stockholders' equity	433,132	613,315
Total liabilities and stockholders' equity	$4,967,260	$5,152,690

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$700,152	$729,487	$2,947,457	$2,829,281
Equipment revenues	55,826	37,913	194,884	241,850
Total revenues	755,978	767,400	3,142,341	3,071,131
Operating expenses:
Cost of service (exclusive of items shown separately below)	249,900	244,489	1,034,167	981,203
Cost of equipment	192,860	215,084	816,226	817,920
Selling and marketing	89,058	92,349	349,970	369,257
General and administrative	78,346	84,142	348,934	355,529
Depreciation and amortization	162,749	140,711	625,596	548,426
Impairments and other charges	24,646	2,446	39,399	26,770
Total operating expenses	797,559	779,221	3,214,292	3,099,105
Gain on sale, exchange or disposal of assets, net	102,149	8,295	229,714	2,622
Operating income (loss)	60,568	(3,526)	157,763	(25,352)
Equity in net income (loss) of investees, net	(395)	31	(464)	2,984
Interest income	75	63	194	245
Interest expense	(66,899)	(68,405)	(268,232)	(256,175)
Other expense, net	—	(2)	—	(2)
Loss on extinguishment of debt	(18,634)	—	(18,634)	—
Loss before income taxes	(25,285)	(71,839)	(129,373)	(278,300)
Income tax expense	(48,539)	(6,831)	(57,904)	(39,377)
Net loss	(73,824)	(78,670)	(187,277)	(317,677)
Accretion of redeemable non-controlling interests and distributions, net of tax	(454)	(5,705)	(2,015)	3,050
Net loss attributable to common stockholders	$(74,278)	$(84,375)	$(189,292)	$(314,627)
Loss per share attributable to common stockholders:
Basic	$(0.96)	$(1.10)	$(2.45)	$(4.11)
Diluted	$(0.96)	$(1.10)	$(2.45)	$(4.11)
Shares used in per share calculations:
Basic	77,492	76,725	77,283	76,534
Diluted	77,492	76,725	77,283	76,534
Other comprehensive loss:
Net loss	$(73,824)	$(78,670)	$(187,277)	$(317,677)
Net unrealized holding gains (losses) on investments and other	4	(14)	27	(14)
Comprehensive loss	$(73,820)	$(78,684)	$(187,250)	$(317,691)

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(in thousands)

	Year Ended December 31,
	2012	2011
	(Unaudited)
Operating activities:
Net cash provided by operating activities	$182,445	$387,509
Investing activities:
Acquisition of a business	—	(850)
Purchases of property and equipment	(434,395)	(441,656)
Change in prepayments for purchases of property and equipment	(1,940)	(9,944)
Purchases of wireless licenses and spectrum clearing costs	(5,596)	(4,880)
Proceeds from sales of wireless licenses and operating assets, net	154,068	5,070
Purchases of investments	(367,487)	(826,233)
Sales and maturities of investments	613,632	487,860
Dividend received from equity investee	—	11,606
Change in restricted cash	239	(948)
Net cash used in investing activities	(41,479)	(779,975)
Financing activities:
Proceeds from issuance of long-term debt	396,000	396,772
Repayment of long-term debt	(321,911)	(23,589)
Payment of debt issuance costs	(5,645)	(7,269)
Purchase of non-controlling interests	(5,250)	—
Proceeds from issuance of common stock	959	1,346
Proceeds from sale lease-back financing	—	25,815
Payments made to joint venture partners	(29,407)	(3,108)
Other	(5,405)	(3,048)
Net cash provided by financing activities	29,341	386,919
Net increase (decrease) in cash and cash equivalents	170,307	(5,547)
Cash and cash equivalents at beginning of period	345,243	350,790
Cash and cash equivalents at end of period	$515,550	$345,243

Supplementary disclosure of cash flow information:
Cash paid for interest	$(268,186)	$(229,034)
Cash paid for income taxes	$(4,043)	$(3,079)

Explanatory Notes to Financial Statements

(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three months and years ended December 31, 2012 and 2011 (in thousands, except percentages):

	Three Months Ended December 31,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$700,152		$729,487		$(29,335)	(4.0)%
Equipment revenues	55,826		37,913		17,913	47.2%
Total revenues	755,978		767,400		(11,422)	(1.5)%
Operating expenses:
Cost of service	249,900	35.7%	244,489	33.5%	5,411	2.2%
Cost of equipment	192,860	27.5%	215,084	29.5%	(22,224)	(10.3)%
Selling and marketing	89,058	12.7%	92,349	12.7%	(3,291)	(3.6)%
General and administrative	78,346	11.2%	84,142	11.5%	(5,796)	(6.9)%
Depreciation and amortization	162,749	23.2%	140,711	19.3%	22,038	15.7%
Impairments and other charges	24,646	3.5%	2,446	0.3%	22,200	—
Total operating expenses	797,559	113.9%	779,221	106.8%	18,338	2.4%
Gain on sale, exchange or disposal of assets, net	102,149	14.6%	8,295	1.1%	93,854	—
Operating income (loss)	$60,568	8.7%	$(3,526)	(0.5)%	$64,094	—

	Year Ended December 31,
					Change from Prior Year
	2012	% of 2012 Service Revenues	2011	% of 2011 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$2,947,457		$2,829,281		$118,176	4.2%
Equipment revenues	194,884		241,850		(46,966)	(19.4)%
Total revenues	3,142,341		3,071,131		71,210	2.3%
Operating expenses:
Cost of service	1,034,167	35.1%	981,203	34.7%	52,964	5.4%
Cost of equipment	816,226	27.7%	817,920	28.9%	(1,694)	(0.2)%
Selling and marketing	349,970	11.9%	369,257	13.1%	(19,287)	(5.2)%
General and administrative	348,934	11.8%	355,529	12.6%	(6,595)	(1.9)%
Depreciation and amortization	625,596	21.2%	548,426	19.4%	77,170	14.1%
Impairments and other charges	39,399	1.3%	26,770	0.9%	12,629	47.2%
Total operating expenses	3,214,292	109.1%	3,099,105	109.5%	115,187	3.7%
Gain on sale, exchange or disposal of assets, net	229,714	7.8%	2,622	0.1%	227,092	—
Operating income (loss)	$157,763	5.4%	$(25,352)	(0.9)%	$183,115	—

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Our customers are generally disconnected from service after a specified period following their failure to either pay a monthly bill or replenish, or "top-up," their account. Because our calculation of weighted-average number of customers includes customers who are not currently paying for service but who have not yet been disconnected from service because they have not paid their last bill or have not replenished their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Service revenues	$700,152	$729,487	$2,947,457	$2,829,281
Less pass-through regulatory fees and telecommunications taxes	(1,138)	(5,242)	(9,429)	(32,570)
Total service revenues used in the calculation of ARPU	$699,014	$724,245	$2,938,028	$2,796,711
Weighted-average number of customers	5,453,288	5,735,799	5,799,493	5,724,152
ARPU	$42.73	$42.09	$42.22	$40.72

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense or benefit included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Third-party commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Selling and marketing expense	$89,058	$92,349	$349,970	$369,257
Less share-based compensation (expense) benefit included in selling and marketing expense	317	(917)	(22)	(1,985)
Plus cost of equipment	192,860	215,084	816,226	817,920
Less equipment revenue	(55,826)	(37,913)	(194,884)	(241,850)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(74,402)	(65,890)	(303,042)	(261,672)
Total costs used in the calculation of CPGA	$152,007	$202,713	$668,248	$681,670
Gross customer additions	418,657	850,386	2,334,383	2,991,352
CPGA	$363	$238	$286	$228

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense or benefit included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cost of service	$249,900	$244,489	$1,034,167	$981,203
Plus general and administrative expense	78,346	84,142	348,934	355,529
Less share-based compensation expense included in cost of service and general and administrative expense	(2,694)	(2,856)	(8,100)	(13,343)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	74,402	65,890	303,042	261,672
Less pass-through regulatory fees and telecommunications taxes	(1,138)	(5,242)	(9,429)	(32,570)
Total costs used in the calculation of CCU	$398,816	$386,423	$1,668,614	$1,552,491
Weighted-average number of customers	5,453,288	5,735,799	5,799,493	5,724,152
CCU	$24.38	$22.46	$23.98	$22.60

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense or benefit. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

• it does not reflect capital expenditures;

•       although it does not include depreciation and amortization, the assets being depreciated and amortized will often have  to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

• it does not reflect costs associated with share-based awards exchanged for employee services;

• it does not reflect the interest expense necessary to service interest or principal payments on indebtedness;

• it does not reflect expenses incurred for the payment of income taxes and other taxes; and

• other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Operating income (loss)	$60,568	$(3,526)	$157,763	$(25,352)
Plus depreciation and amortization	162,749	140,711	625,596	548,426
OIBDA	$223,317	$137,185	$783,359	$523,074
Less gain on sale, exchange or disposal of assets, net	(102,149)	(8,295)	(229,714)	(2,622)
Plus impairments and other charges	24,646	2,446	39,399	26,770
Plus share-based compensation expense	2,377	3,773	8,122	15,328
Adjusted OIBDA	$148,191	$135,109	$601,166	$562,550

(6)

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property and equipment. Free cash flow should not be considered as an alternative to net cash flow provided by (used for) operating activities as determined in accordance with GAAP or as a measure of liquidity.

Management believes that free cash flow provides useful information about the amount of cash available to us to fund ongoing operations and working capital needs, service our debt, satisfy our tax obligations, strengthen our balance sheet and make investments in our business. Management also believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate cash generated from our underlying operations in a manner similar to that used by management.  In addition, free cash flow is a primary measure used externally by investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry.

Free cash flow has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures used by other companies. In addition, free cash flow (as a measure of liquidity) has certain limitations and does not represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

The following table reconciles free cash flow to net cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure to free cash flow (unaudited; in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$33,420	$119,375)	$182,445	$387,509
Purchases of property and equipment	(62,837)	(152,352)	(434,395)	(441,656)
Free cash flow	$(29,417)	$(32,977)	$(251,950)	$(54,147)

CONTACT: Leap Contacts, Greg Lund, Media Relations, +1-858-882-9238, glund@leapwireless.com, or Amy Wakeham, Investor Relations, +1-858-882-9876, awakeham@leapwireless.com